As filed with the Securities and Exchange Commission on December 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	75-2040825
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1201 ELM STREET, SUITE 3500

DALLAS, TEXAS 75270

(Address of Principal Executive Offices)(Zip Code)

SWS GROUP, INC. 2003 RESTRICTED STOCK PLAN

(Full Title of the Plan)

ALLEN R. TUBB 1201 ELM STREET, SUITE 3500 DALLAS, TEXAS 75270 (Name and Address of Agent For Service)	With Copies To: BRICE E. TARZWELL WINSTEAD SECHREST & MINICK P.C. 1201 ELM STREET, SUITE 5400 DALLAS, TEXAS 75270

(214) 859-1800

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.10 par value	500,000	$17.805	$8,902,500	$720.21

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments under the SWS Group, Inc. 2003 Restricted Stock Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h). Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant’s common stock, par value $0.10 per share, on December 22, 2003 (as reported on The New York Stock Exchange).

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended June 27, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2003;

(c)	The Registrant’s Current Report on Form 8-K filed July 31, 2003;

(d)	The Registrant’s Current Report on Form 8-K filed October 23, 2003;

(e)	The description of the Registrant’s Common Stock, which is contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(f)	The SWS Group 401(k) Profit Sharing Plan Annual Report on Form 11-K for the year ended December 31, 2002.

In addition, all documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

The Registrant’s Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

Section 145 of the DGCL also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against liability under the provisions of Section 145. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such purposes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1*	Opinion of Winstead Sechrest & Minick P.C., counsel for the Registrant

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Winstead Sechrest & Minick P.C. (contained in Exhibit 5.1)

24.1*	Power of Attorney (part of the signature page hereto)

*	Filed herewith.

Item 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 29, 2003.

SWS GROUP, INC.

By:	/s/ Donald W. Hultgren

Donald W. Hultgren, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald W. Hultgren and Allen R. Tubb and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign any and all documents relating to this Registration Statement, including any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and supplements thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Don Buchholz	Chairman of the Board	December 29, 2003

/s/ Donald W. Hultgren Donald W. Hultgren	Director and Chief Executive Officer (Principal Executive Officer)	December 29, 2003

/s/ Kenneth R. Hanks Kenneth R. Hanks	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 29, 2003

/s/ Stacy Hodges Stacy Hodges	Principal Accounting Officer (Principal Accounting Officer)	December 29, 2003

/s/ Brodie L. Cobb Brodie L. Cobb	Director	December 29, 2003

/s/ J. Jan Collmer J. Jan Collmer	Director	December 29, 2003

/s/ Ronald W. Haddock Ronald W. Haddock	Director	December 29, 2003

/s/ R. Jan LeCroy R. Jan LeCroy	Director	December 29, 2003

/s/ Frederick R. Meyer Frederick R. Meyer	Director	December 29, 2003

Jon L. Mosle, Jr.	Director	December 29, 2003

Exhibit Index

5.1*	Opinion of Winstead Sechrest & Minick P.C., counsel for the Registrant

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Winstead Sechrest & Minick P.C. (contained in Exhibit 5.1)

24.1*	Power of Attorney (part of the signature page hereto)

*	Filed herewith.